UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/18/2010

eBay Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24821

Delaware	77-0430924
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2145 Hamilton Avenue, San Jose, California
(Address of principal executive offices, including zip code)

(408) 376-7400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2010, eBay Inc. announced the following:

- Lorrie Norrington is resigning as President of eBay Marketplaces; and

- John Donahoe, eBay Inc.'s President and Chief Executive Officer, will serve as President of eBay Marketplaces on an interim basis until a successor for Ms. Norrington is named.

Ms. Norrington's separation date will be March 3, 2011 and she will work with Mr. Donahoe and the company on the transition until such time. Under the terms of a separation agreement, subject to certain conditions, Ms. Norrington will receive a severance payment in the form of a lump sum payment in the amount of $695,000 (equivalent to Ms. Norrington's annual base salary) and payment of COBRA premiums for the 18-month period following termination. Subject to certain conditions, Ms. Norrington will be eligible for 12 months of accelerated vesting upon her separation, which will consist of the vesting of 28,375 restricted stock units and 120,000 stock options and the vesting of the remaining one-half of her performance-based restricted stock units earned in the 2009-2010 performance period based on actual 2009 and 2010 performance.

A copy of eBay's press release announcing these management changes is attached as an exhibit to this filing.

Item 8.01.    Other Events

On September 21, 2010, eBay Inc. announced that it expects its third quarter 2010 results to be near the high end of the net revenues and earnings per share guidance ranges previously announced on July 21, 2010. A copy of eBay's press release is attached as an exhibit to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

Date: September 21, 2010	By:	/s/ Brian H. Levey
Brian H. Levey
Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release dated September 21, 2010